UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HENRY BROS. ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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SUPPLEMENT TO PROXY STATEMENT
HENRY BROS. ELECTRONICS, INC.
17-01 Pollitt Drive
Fair Lawn, New Jersey 07410
November 17, 2010
Dear Stockholder:
          On or about November 10, 2010, we mailed to you a proxy statement relating to the annual meeting of stockholders of Henry Bros. Electronics, Inc. (“Henry Bros.”) scheduled for December 9, 2010, to consider, among other things, a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 5, 2010, by and between Henry Bros., Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Kratos”), and Hammer Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Kratos.
          On November 13, 2010, the Merger Agreement was amended to increase the merger consideration from $7.00 per share to $8.20 per share. The Amendment to the Merger Agreement (the “Amendment”) followed the emergence during the “go-shop” process of a non-binding proposal from a third party to purchase Henry Bros. common stock for $8.00 per share in cash. Our board of directors determined, after consulting with its financial and legal advisors, that it is in the best interest of the stockholders of Henry Bros. to enter into the Amendment.
     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, AS AMENDED.
          Attached to this letter is a supplement to the proxy statement containing additional information about Henry Bros. and the Amendment. Please read this document carefully and in its entirety. We also encourage you, if you have not done so already, to review carefully the definitive proxy statement dated November 9, 2010 which was previously sent to you.
          The record date for the annual meeting has not changed; it remains November 2, 2010. This means that only stockholders of record of Henry Bros.’ common stock as shown on the transfer books of Henry Bros. at the close of business on November 2, 2010 are entitled to vote on the merger proposal and the other proposals set forth in the definitive proxy statement at the annual meeting.
          Your vote is very important, regardless of the number of shares you own. If you have already delivered a properly executed proxy or instruction card regarding the merger proposal and the other proposals, you do not need to do anything unless you wish to change your vote. If you wish to revoke or change your vote you may do so any time before your proxy card is voted at the annual meeting. If you are a registered stockholder, you may do so in one of three ways. First, you can send a written, dated notice to the Corporate Secretary of Henry Bros., stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.
          If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.
          Remember, YOUR VOTE IS VERY IMPORTANT regardless of the number of shares you own.
Very truly yours,
/s/ James E. Henry
James E. Henry
Chief Executive Officer
This supplement is dated November 17, 2010 and is first being mailed out to stockholders on or about November 17, 2010.

     Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the Merger Agreement, as amended, or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
     This proxy supplement, and the documents to which we refer you in this proxy supplement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy supplement, including, among others, under the heading “Summary of the November 13, 2010 Amendment to the Merger Agreement,” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy supplement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger on our client and customer and partner relationships, operating results and business generally;

•	the risk that the proposed merger disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	potential litigation regarding to the merger;
and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at www.sec.gov or from commercial document retrieval services.

INTRODUCTION
          This proxy supplement is being sent to you because we have amended our merger agreement with Kratos Defense & Security Solutions, Inc., and stockholders are being asked to approve the amended transaction at our annual meeting of stockholders on December 9, 2010. This supplement to the proxy statement provides information on the amended transaction and updates the definitive proxy statement dated November 9, 2010 previously mailed to our stockholders on or about November 10, 2010 (the “Definitive Proxy Statement”). The information provided in the Definitive Proxy Statement continues to apply, except as described in this proxy supplement. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the Definitive Proxy Statement, the information in this proxy supplement is the more current information. If you need another copy of the Definitive Proxy Statement, you may obtain it free of charge from Henry Bros. by directing such request to Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 0741, Attention: Corporate Secretary. The Definitive Proxy Statement may also be found on the Internet at http://www.sec.gov. See “Where You Can Find More Information” on page S-6 of this proxy supplement.
          In this proxy supplement, the terms “Henry Bros.,” “Company,” “we,” “us” and “our” refer to Henry Bros. Electronics, Inc., the term “Kratos” refers to Kratos Defense & Security Solutions, Inc., the term “Merger Sub” refers to Hammer Acquisition Inc., a wholly owned subsidiary of Kratos. The term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of October 5, 2010, by and among Henry Bros., Kratos and Merger Sub; and the term “Amendment” refers to the amendment to the Merger Agreement executed by Henry Bros., Kratos, and Merger Sub on November 13, 2010. The term “merger” refers to the merger contemplated by the Merger Agreement. The term “Moses & Singer” refers to Moses & Singer LLP, Henry Bros.’ legal advisor, and the term “Imperial Capital” refers to Imperial Capital, LLC, Henry Bros.’ financial advisor.
QUESTIONS AND ANSWERS ABOUT THE
NOVEMBER 13, 2010 AMENDMENT TO THE MERGER AGREEMENT
     The following questions and answers address briefly some questions you may have regarding the merger, the Amendment or with respect to voting on the merger proposal. These questions and answers may not address all of the questions that may be important to you as a stockholder of Henry Bros. We urge you to read, carefully, this entire proxy supplement, including the annexes, the Definitive Proxy Statement and the other documents referred to in this proxy supplement or the Definitive Proxy Statement.

Q:	Why are you sending me this supplement to the definitive proxy statement?

A:	We are sending you this proxy supplement because on November 13, 2010, Henry Bros., Kratos and Merger Sub entered into an amendment to the Merger Agreement dated October 5, 2010. This supplement to the proxy statement provides information on the amended transaction and updates the Definitive Proxy Statement. We are also sending this proxy supplement to update you on a third party proposal received during the “go-shop” process. The “go-shop” process was a 40 calendar day period following the signing of the Merger Agreement on October 5, 2010, during which we were permitted to seek alternative acquisition proposals.

Q:	What is the effect of the Amendment to the Merger Agreement?

A:	The Amendment has the effect of increasing the merger consideration to be paid to Henry Bros.’ stockholders for their shares from $7.00 per share to $8.20 per share in cash.

The terms of the Amendment are described beginning on page S-4 of this proxy supplement under the heading “Summary of the November 13, 2010 Amendment to the Merger Agreement”.

Q:	What will a Henry Bros. stockholder be entitled to receive if the merger occurs?

A:	Henry Bros. stockholders will be entitled to receive $8.20 in cash, without interest, in exchange for each share of Henry Bros. common stock owned and outstanding at the effective time of the merger.

Q:	Do any of Henry Bros.’ directors or officers have interests in the merger that may differ from those of Henry Bros. stockholders?

A:	Yes, you should read “Update to Interests of Henry Bros.’ Directors and Executive Officers in the Merger” beginning on page S-6 of this proxy supplement and “The Merger — Interests of Henry Bros.’ Directors and Executive Officers in the Merger” beginning on page 46 of the Definitive Proxy Statement for a more detailed discussion of these interests.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as quickly as practicable after the annual meeting of stockholders and currently expect to complete the merger in the fourth calendar quarter of 2010. However, we cannot predict the exact timing of the completion of the merger.

Q:	When and where will the stockholder vote on the amended transaction be held?

A:	The stockholder vote on the amended transaction will take place at the Henry Bros.’ annual meeting of stockholders, on Thursday, December 9, 2010 at 10:00 a.m., Eastern Time, at Henry Bros.’ offices located at 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410.

Q:	How does the Henry Bros. board of directors recommend that I vote on the proposal?

A:	The board of directors of Henry Bros. unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, as amended.

Q:	What is the status of the third party proposal with regard to the acquisition of the Company?

A:	Under the terms of the Merger Agreement, because the third party submitted an Acquisition Proposal (as such term is defined in the Merger Agreement) prior to the expiration of the “go-shop” period, Henry Bros. has the right to continue discussions and negotiations with such third party and may continue to provide such third party with confidential information.

Q:	Who is entitled to attend and vote at the annual meeting of stockholders?

A:	The record date for determining who is entitled to vote at the annual meeting of stockholders is November 2, 2010. Only holders of shares of Henry Bros.’ common stock as of the close of business on the record date are entitled to vote at the annual meeting. As of the record date, there were approximately 6,216,032 shares of Henry Bros.’ common stock outstanding.

Q:	How many votes are required to adopt the Merger Agreement, as amended?

A:	The adoption of the Merger Agreement, as amended, requires the affirmative vote of holders of a majority of the outstanding shares of Henry Bros.’ common stock as of the record date.

Q:	What do I do now?

A:	First, carefully read this supplement, including the annexes, and the Definitive Proxy Statement.

If you have already voted on the merger proposal using a properly executed proxy or instruction card, you will be considered to have voted on the Merger Agreement, as amended, as well, and you do not need to do anything unless you wish to change your vote.

If you have already voted on the merger proposal using a properly executed proxy or instruction card but wish to change your vote, you may revoke your proxy and change your vote at any time before your proxy card is voted at the annual meeting. If you are a registered stockholder, you can do this in one of three ways. First, you can send a written, dated notice to the Corporate Secretary of Henry Bros., stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail.

Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

If you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions from your broker to change your vote.

Q:	What happens if I sell my shares of Henry Bros.’ common stock before the annual meeting?

A:	The record date for stockholders entitled to vote at the annual meeting remains November 2, 2010. If you transfer your shares of Henry Bros.’ common stock after the record date but before the annual meeting, you will, unless special arrangements are made, retain your right to vote at the annual meeting but will transfer the right to receive the merger consideration to the person to whom you transfer (or have transferred) your shares.
SUMMARY OF THE NOVEMBER 13, 2010 AMENDMENT TO THE MERGER AGREEMENT
          The following describes the material provisions of the Amendment to the Merger Agreement, but is not intended to be an exhaustive discussion of the Amendment. We encourage you to read the Amendment, attached as Annex A to this proxy supplement, as well as the Merger Agreement as in effect prior to November 13, 2010, carefully in their entirety. The rights and obligations of the parties are governed by the express terms of the Merger Agreement, as amended, and not by this summary or any other information contained in this supplement.
          The following summary is qualified in its entirety by reference to the Amendment, which is attached to this proxy supplement as Annex A and incorporated herein by reference.
Amendment to the Merger Agreement
          The Amendment provides for an increase in the amount of consideration payable to Henry Bros.’ stockholders if the merger is completed to $8.20 per share in cash, without interest. In addition, the Amendment (i) increases the termination fee to $2,180,582, and (ii) adjusts the option exchange ratio to 0.7715, which represents the fraction obtained by dividing $8.20 by the average closing sales price for one share of Kratos common stock on the NASDAQ National Market for the ten (10) trading-day period ending on the first business day immediately preceding the date of the Merger Agreement.
UPDATE TO BACKGROUND OF MERGER
          During the period from October 6, 2010 until 11:59 p.m. on November 14, 2010, Henry Bros. engaged in a “go-shop” process to seek alternative proposals to the merger contemplated by the Merger Agreement. At 11:59 p.m. on November 14, 2010, the 40-day “go-shop” period expired pursuant to the terms of the Merger Agreement. During the “go-shop” period, Imperial Capital contacted 117 potential transaction partners at the request of and on behalf of Henry Bros. Of the 117 parties contacted, eleven entered into confidentiality agreements and reviewed nonpublic information regarding Henry Bros.
          On November 9, 2010, in connection with its “go-shop” activities, Henry Bros. received a non-binding proposal from a third party to acquire all of the shares of Henry Bros.’ common stock for cash consideration of $8.00 per share. The non-binding proposal was subject to satisfactory completion of due diligence by the third party and the negotiation of definitive agreements.
          On November 10, 2010, pursuant to the terms of the Merger Agreement, Henry Bros. informed Kratos of its receipt of the non-binding proposal from the third party and the terms of such proposal.
          On November 11, 2010, the third party delivered a signed letter setting forth the terms of the non-binding proposal and a draft merger agreement.

          On November 12, 2010, the board of directors held a meeting to evaluate, and obtain updates on the status of, the “go-shop” process, including the third party proposal. The board also consulted with its counsel, Moses & Singer, its special Delaware counsel, Richards, Layton & Finger, P.A. (“Richards Layton”) and its financial advisor, Imperial Capital.
     On November 12, 2010, Henry Bros. received a definitive offer from Kratos in the form of a signed Amendment to the Merger Agreement together with a letter stating that such offer would expire unless the Amendment was executed and returned to Kratos no later than 5:00 p.m., Eastern time, on Sunday, November 14, 2010. Pursuant to the Amendment, the Merger Consideration (as defined in the Merger Agreement) would be increased to $8.20 per share, without interest. In addition, the Amendment, among other things, (i) provided that the termination fee would be increased from $1,788,000 to $2,180,582, and (ii) adjusted the option exchange ratio to 0.7715, which represents the fraction obtained by dividing $8.20 by the average closing sales price for one share of Kratos common stock on the NASDAQ National Market for the ten (10) trading-day period ending on the first business day immediately preceding the date of the Merger Agreement. Other than as expressly modified pursuant to the Amendment, the Merger Agreement would remain in full force and effect as originally executed on October 5, 2010.
     At a meeting of the board of directors on November 13, 2010, a representative of Moses & Singer summarized the terms contained in the Amendment. A representative of Richards Layton then reviewed with the board their fiduciary duties in connection with the proposed transaction. Following the presentations and after further discussions and deliberations among the directors, management and financial and legal advisors, the board of directors considered the following factors:
•	that the amended $8.20 per share consideration provides for $1.20 per share of additional cash value above the $7.00 per share consideration provided by original Merger Agreement and provides for an additional $0.20 over the per share consideration proposed by the third party;

•	the review by the Henry Bros. board of directors, in consultation with its legal and financial advisors, of the terms of the Amendment to the Merger Agreement, and the fact that the terms of the amended transaction are more favorable to Henry Bros. and its stockholders than the terms of the original transaction, as well as more favorable to Henry Bros. and its stockholders than the terms of the third party proposal;

•	that the third party proposal was not binding; and

•	that the Amendment did not affect the right of Henry Bros. under the Merger Agreement to continue discussions and negotiations with, and to continue to provide non-public information to, the third party.
In light of the foregoing, the Henry Bros. board of directors approved the Amendment and determined that the Merger Agreement, as amended, was fair to, advisable, and in the best interest of Henry Bros. and its stockholders, and recommended that its stockholders adopt the Merger Agreement, as amended. The Henry Bros. board of directors did not request an updated fairness opinion of Imperial Capital, but noted that Imperial Capital’s compensation would increase by $432,991.86 to an aggregate of $1,632,991.86 based on the increased merger consideration pursuant to the terms of the Amendment to the Merger Agreement.
Following the approval of the Amendment to the Merger Agreement by the board of directors, Henry Bros. then executed and delivered the Amendment on November 13, 2010.
          On November 15, 2010, Henry Bros. publicly announced the Amendment and the results of the “go-shop” process through the issuance of a press release. Also on November 15, 2010, Henry Bros.’ management met with the third party and provided the third party additional information concerning Henry Bros.

RECOMMENDATION OF HENRY BROS.’ BOARD OF DIRECTORS
     The Henry Bros. board of directors has determined that the Merger Agreement, as amended, and the proposed merger are in the best interests of Henry Bros. and its stockholders. Accordingly, the Henry Bros. board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, as amended.
UPDATE TO INTERESTS OF HENRY BROS.’ DIRECTORS AND
EXECUTIVE OFFICERS IN THE MERGER
     Certain executive officers of Henry Bros. and members of Henry Bros.’ board of directors may be deemed to have interests in the merger that are different from or in addition to the interests of Henry Bros.’ stockholders generally. Henry Bros.’ board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement, as amended, and the merger.
          The table below sets forth, as of November 15, 2010, for each of our directors and executive officers, the number of stock options with vesting that will accelerate, pursuant to the terms of the executive officer’s stock option agreement with Henry Bros. at the closing of the merger and the dollar value of such accelerated stock options, as well as the number of all vested and unvested stock options held (including stock options with vesting that will accelerate at the closing of the merger) and the dollar value of all such vested and unvested stock options held. The table below does not take into account any additional acceleration of vesting of options that could occur upon termination of employment under specified circumstances pursuant to the applicable stock option agreements.

	Total Number of
	Options with Vesting	Dollar Value of
	Accelerating at	Accelerated	Total Number of	Dollar Value of
Name	the Closing	Options(1)	All Options(2)	All Options(1)
Directors:
Richard D. Rockwell	—	$—	6,000	$17,140
James E. Henry	—	$—	—	$—
Brian Reach	100,000	$435,000	150,000	$695,500
Robert De Lia, Sr.	—	$—	14,000	$45,780
James W. Power	—	$—	14,000	$43,420
Joseph P. Ritorto	—	$—	14,000	$45,780
David Sands	—	$—	14,000	$45,780
Executive Officers:
John P. Hopkins	—	—	150,000	$673,500
Brian J. Smith	—	$—	50,000	$198,500
Christopher Peckham	—	$—	50,000	$177,500

(1)	The dollar value of options is calculated by subtracting the per share exercise price of the options from $8.20 per share and multiplying the amount of this difference by the number of shares subject to the options.

(2)	The number of all options includes options with vesting that will accelerate at the closing of the merger and options that remain unvested as of the closing of the merger, which will be converted into options for Kratos common stock.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

ANNEX A — Amendment to Agreement and Plan of Merger
AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
     This AMENDMENT (this “Amendment”) to the Agreement and Plan of Merger, dated as of October 5, 2010 (the “Merger Agreement”), by and among: Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Parent”); Hammer Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Henry Bros. Electronics, Inc., a Delaware corporation (“Company”), is made and entered into as of November 13, 2010 by and among Parent, Merger Sub and the Company.
     WHEREAS, the Company has notified Parent that it has received a non-binding Acquisition Proposal from Diebold Incorporated to acquire all shares of Company Common Stock for $8.00 per share in cash.
     WHEREAS, Parent, Merger Sub and the Company desire to amend certain terms of the Merger Agreement as set forth below.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
1.	Merger Consideration. Section 1.5(a)(iii) of the Merger Agreement is hereby amended and restated as follows:

“except as provided in clauses “(i)” and “(ii)” above, each share of Company Common Stock then outstanding (other than Dissenting Shares) shall be converted into the right to receive $8.20 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.1, the Merger Consideration pursuant to this Section 1.5(a);”

2.	Termination Fee. Section 7.3(b) of the Merger Agreement is hereby amended by deleting the number “$1,788,000.00” and inserting in its place the number “2,180,582.00”.

3.	Option Exchange Ratio: The third sentence of Section 5.9(a) is hereby amended by deleting the number “0.6552” and inserting in its place the number “0.7715” and by deleting the number “7.00” and inserting in its place the number “8.20.”

4.	Mailing of Proxy Statement Supplement. Within 3 Business Days of the date hereof, the Company will mail to its stockholders a supplement to the Proxy Statement reflecting all additional material information through the date hereof.

5.	Agreement. All defined terms used but not defined in this Amendment shall have the meaning assigned to them in the Merger Agreement. All references to the “Agreement” set forth in the Merger Agreement shall be deemed to be references to the Merger Agreement as amended by this Amendment.

6.	Headings. The headings as set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

7.	Confirmation of the Merger Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect. The provisions of Sections 8.1-8.18 of the Merger Agreement shall apply to this Amendment mutatis mutandis.

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     In Witness Whereof, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Kratos Defense & Security Solutions, Inc.

By:	/s/ Eric DeMarco
Name:	Eric DeMarco
Title:	President and Chief Executive Officer

Hammer Acquisition Inc.

By:	/s/ Eric DeMarco
Name:	Eric DeMarco
Title:	President and Chief Executive Officer

Henry Bros. Electronics, Inc.

By:	/s/ James E. Henry
Name:	James E. Henry
Title:	Chief Executive Officer

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